  EXHIBIT 99.1

Cellular Biomedicine Group Enters Into Strategic Licensing and Collaboration Agreement with a Global Leader in CAR-T Cell Therapy for Patients in China

Collaboration with Novartis includes $40 million equity investment in CBMG for 1,458,257 shares at $27.43/share
CBMG to license select proprietary technology to Novartis for global use
CBMG to manufacture and supply Kymriah® (tisagenlecleucel) in China

SHANGHAI and CUPERTINO, Calif., September 27, 2018 (PRNEWSWIRE) – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) today announced it has entered into a strategic licensing and collaboration agreement with Novartis to manufacture and supply the CAR-T cell therapy Kymriah® (tisagenlecleucel) in China. Novartis will be the exclusive holder of the marketing license.

Upon the closing of the licensing and collaboration agreement, CBMG – a clinical-stage biopharmaceutical firm engaged in the development of immunotherapies for cancer and stem cell therapies for degenerative diseases – will receive $40 million in an equity purchase from Novartis at $27.43/share for approximately 9% equity. Novartis will receive certain royalty-free intellectual property worldwide rights to certain CBMG CAR-T related technology. CBMG will receive a single-digit escalating percentage collaboration payment based on net product sales. CBMG will receive a mark-up from Novartis on the manufacturing cost. CBMG will take the lead in the manufacturing process, and Novartis will lead distribution, regulatory and commercialization efforts in China.

“This collaboration with Novartis reflects our shared commitment to bringing the first marketed CAR-T cell therapy Kymriah, a transformative treatment option currently approved in the United States, European Union and Canada for two difficult-to-treat cancers, to China where the number of patients in need remains the highest in the world,” said Tony Liu, Chief Executive Officer, CBMG. “Together with Novartis, we hope to bring the first CAR-T cell therapy to patients in China. In addition, we continue to focus on developing CBMG’s pipeline of immuno-oncology assets.”

“Novartis is committed to bringing new hope to children and adults who are suffering from aggressive forms of blood cancer and currently have limited therapeutic options. We are proud to collaborate with CBMG in China to expand our Kymriah manufacturing capabilities and the potential to facilitate safe and seamless delivery of this innovative, one-time treatment to patients in need,” said Pascal Touchon, Senior VP and Global Head, Cell & Gene, Novartis Oncology.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.  Our Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, whose partnerships focus on improving manufacturing processes for cell therapies. The CBMG pipeline includes preclinical compounds targeting CD20-, CD22- and B-cell maturation antigen (BCMA)-specific CAR-T compounds, and T-cell receptor (TCR) and tumor infiltrating lymphocyte (TIL) technologies. A Phase IIb trial in China for Rejoin® autologous Human Adipose-derived Mesenchymal Progenitor Cell (haMPC) for the treatment of Knee Osteoarthritis (KOA) as well as a Phase I trial in China for AlloJoin™ (CBMG’s “Off-the-Shelf” haMPC) for the treatment of KOA are ongoing. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on our obligations under the terms of our licensing and collaboration arrangement with Novartis, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Kymriah® is a registered trademark of Novartis AG. Please see the full Prescribing Information for Kymriah, including Boxed WARNING and Medication Guide at www.Kymriah.com. Kymriah is approved for certain indications in the United States, the European Union and Canada.

Contact:
Jenn Gordon
Spectrum Science Communications
+1 202-957-7795
jgordon@spectrumscience.com

CBMG Press Room                                                                                                                                www.CellBioMedGroup.com
PR201811